Exhibit 99.1

Lithium Technology Corporation’s Chief Executive Officer Issues Letter to Stockholders

PLYMOUTH MEETING, PA.—April 29, 2007—In a letter to stockholders issued today, Dr. Klaus Brandt, Chief Executive Officer of Lithium Technology Corporation (“LTC” or the “Company”) (OTC: LTHU), stated the following:

Dear Shareholders,

It is with great pleasure that I announce that on April 28, 2008, LTC entered into a governance agreement (the “Governance Agreement”) with Arch Hill Capital N.V., Stichting Gemeenschappelijk Bezit LTC and certain other shareholders (the “Other Shareholders”). This is a step forward in the commitment and cooperation of our major shareholders.

Arch Hill and its affiliates, which started investing in our Company in 1996 and have been a loyal and supportive shareholder since then, have been joined by several large shareholders to direct the Company towards the next level of development. During the past year and a half, in excess of $35 million was invested in LTC, which helped us advance our technology and improve our balance sheet. Our large shareholders have shown their commitment to the Company and we expect that they will do so in the future.

The Board has elected two new directors, Fred J. Mulder and Theo M.M. Kremers. Both come with excellent backgrounds and I am convinced that they will help us greatly to move ahead. I look forward to working with them to manage the challenges that lie ahead in order to allow the Company to reach its full potential.

Three members of the LTC Board, Ralph D. Ketchum, Marnix Snijder and Clemens E.M. van Nispen tot Sevenaer, have resigned to make room for the new members. I thank them for their dedication and contributions to the wellbeing of the Company. I greatly enjoyed working with them.

The Board now consists of Klaus Brandt, Amir Elbaz, Theo M.M. Kremers, Andrew J. Manning, Fred J. Mulder and Christiaan A. van den Berg.

The addition of Ken Rudisuela to the management as COO, reported on October 5, 2007, has added high volume manufacturing expertise to the Company. Pursuant to the Governance Agreement, LTC has entered into consulting agreements with Theo M.M. Kremers and Frits Obers. Both of them will add very valuable business skills. I believe that the team consisting of these gentlemen, Amir Elbaz, as CFO, and myself will work well together to bring the Company forward.

These changes, together with the advancements in our business, will assist in positioning ourselves as a global leader in the large lithium ion battery market, which becomes a pivotal market for many developing areas such as hybrid vehicles, alternative energy power generation and advanced defense systems. Additionally, management is aiming to file our annual financial statement for 2007 in a couple of weeks and expects to subsequently file the quarterly reports for 2007.

I am confident that LTC today is a much stronger company than it was few years ago and is poised to rapid growth due to its strong management team and superior core technology. I ask you to pay attention to our developments over the next few months to realize LTC’s great potential.

Sincerely,

/s/ Klaus Brandt
Dr. Klaus Brandt
Chief Executive Officer
Lithium Technology Corporation

About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 30 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.